As filed with the Securities and Exchange Commission on April 25, 2012

Registration No. 333-179151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOCIAL REALITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	7311	45-2925231
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

479 Rodeo Drive

Beverly Hills, CA 90210

(323) 229-0297

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Christopher Miglino

Chief Executive Officer

479 Rodeo Drive

Beverly Hills, CA 90210

(323) 229-0297

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Raul Silvestre

Silvestre Law Group, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (818) 597-7551

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer,” accelerated filer” and smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	April 25, 2012

Social Reality, Inc.

649,036 Shares of Common Stock

This prospectus relates to the resale of 649,036 shares of our Class A common stock, by the selling stockholders identified on page 10 of this prospectus. We will not receive any proceeds from the sale of these shares by the selling stockholders. We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and is convertible at any time into one share of Class A common stock. As of the date of this prospectus, outstanding shares of Class A common stock will represent approximately 4% of the voting power of our outstanding capital stock, and outstanding shares of Class B common stock held by our founders, will represent approximately 96% of the voting power of our outstanding capital stock.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for the trading of our Class A common stock on the National Association of Securities Dealers OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. The Selling Stockholders will sell at a price of $0.8111 per share until our shares are quoted, if ever, on a stock exchange in which a market develops or trading facility on which the shares are traded, and thereafter, at prevailing market prices or privately negotiated prices.

Our principal executive offices are located at 479 Rodeo Drive Beverly Hills, CA 90210, telephone number (323) 229-0297.

Investing in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled Risk Factors” on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is _______,2012

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You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

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RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our Class A common stock. If any of the following events were to occur, our business, financial condition or results of operations could be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you could lose some or all of your investment

General Risks Relating To Our Business And Business Model

We have a limited operating history.

Our limited operating history means that there is a high degree of uncertainty in our ability to: (i) execute our business plan; (ii) obtain customers and create new products and services; (iii) respond to competition; or (iv) operate the business, as management has not previously undertaken such actions as a company. Our inability to achieve any of the foregoing, could materially and adversely affect our business.

Additional financing may be necessary for the implantation of our growth strategy.

Although we are currently profitable, we may require up to $5,000,000 of additional debt and/or equity financing to pursue our growth strategy during the next 12 months. Given our limited operating history there can be no assurance that we will be successful in obtaining additional financing. Lack of additional funding could force us to substantially curtail our growth plans or cease our operations. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility and reduce our cash available for operations. If we are not able to secure additional financing, we will not be able to grow our business as planned, we may have difficulty establishing a competitive position in our industry and we may need to materially reduce operations or change our business model. The occurrence of such events will have a materially adverse effect on our financial performance and the prospects of our business.

In the event of additional financings, our shareholders will be subject to additional dilution.

The issuance of common or preferred stock in connection with a future financing will result in a decrease of stockholders percentage ownership of the Company. The Company has the authority to issue additional shares of common stock and preferred stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. The Company is authorized to issue 250,000,000 shares of Class A and 9,000,000 shares of Class B common stock and 50,000,000 shares of preferred stock. Currently we have 3,775,874 shares of Class A common stock, 9,000,000 shares of Class B common stock and 0 shares of preferred stock issued and outstanding. Accordingly, we can issue an additional 246,224,126 shares of Class A common stock and 50,000,000 shares of preferred stock without the approval or consent of the Company's stockholders.

If we are unable to maintain a good relationship with Facebook, our business will suffer.

Facebook is the primary medium on which we undertake our marketing campaigns and promotions for our clients. We generate substantially all of our revenue through marketing campaigns on the Facebook platform and expect to continue to do so for the foreseeable future. Any deterioration in our relationship with Facebook would harm our business and adversely affect the value of our Class A common stock.

We are subject to Facebook’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of applications on the Facebook platform. A copy of the standard terms and conditions can be found at: http://developers.facebook.com/ad_provider_terms/. Facebook reserve the right to change these terms and conditions at any time. Our business would be harmed if:

•	Facebook discontinues or limits access to its platform by us and other application developers;

•	Facebook modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or Facebook changes how the personal information of its users is made available to application developers on the Facebook platform or shared by users;

•	Facebook establishes more favorable relationships with one or more of our competitors; or

•	Facebook develops its own competitive offerings.

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We have benefited from Facebook’s strong brand recognition and large user base. If Facebook loses its market position or otherwise falls out of favor with Internet users, we would need to identify alternative channels for our marketing and promotional campaigns, which would consume substantial resources and may not be effective. In addition, Facebook has broad discretion to change its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. Facebook may also change its fee structure, add fees associated with access to and use of the Facebook platform, change how the personal information of its users is made available to application developers on the Facebook platform or restrict how Facebook users can share information with friends on their platform. Beginning in early 2010, Facebook changed its policies for application developers regarding use of its communication channels. These changes limited the level of communication among users about applications on the Facebook platform. At the time these changes were made, we were just beginning operations so they did not materially impact our operations. However, in the event Facebooks makes any changes in the future, we may have to modify the structure of our campaigns which could impact the effectiveness of our campaign and consume substantial resources.

A small number of customers have generated a majority of our revenue.

The creation and management of social media marketing campaigns is relatively new. As a result, a majority of our revenue has come from test marketing campaigns or one off promotions. Our growth depends on our ability to develop and manage ongoing and recurring marketing and promotional campaigns. If we do not successfully attract and retain a significant number of recurring customers, our market share, reputation and financial results will be harmed.

Our profitability may not remain at current levels.

We face risks that could prevent us from achieving our current profitability levels in future periods. These risks include, but are not limited to, our ability to:

•	adapt our products, services and cost structure to changing macroeconomic conditions;

•	maintain and increase our inventory of advertising space on publisher websites, ad exchanges and other sources;

•	maintain and increase the number of customers that use our products and services;

•	continue to expand the number of products and services we offer and the capacity of our systems;

•	adapt to changes in Web advertisers' promotional needs and policies, and the technologies used to satisfy such needs;

•	respond to challenges presented by the large and increasing number of competitors in the industry;

•	adapt to changes in legislation, taxation or regulation regarding Internet usage, advertising and e-commerce; and

•	adapt to changes in technology related to online advertising.

If we are unsuccessful in addressing these or other risks and uncertainties, our business, results of operations and financial condition could be materially and adversely affected.

If advertising on the internet loses its appeal, our revenue could decline.

Our business models may not continue to be effective in the future for a number of reasons, including the following: decline in the rates we can charge for advertising and our promotional activities; our inability to create applications for our customers; Internet advertisements and promotions are, by their nature, limited in content relative to other media; companies may be reluctant or slow to adopt online advertising and promotional activities that replace, limit or compete with their existing direct marketing efforts; companies may prefer other forms of Internet advertising and promotions that we do not offer; and, regulatory actions may negatively impact our business practices. If the number of companies who purchase online advertising and promotional services from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline.

Our revenue could decline if we fail to effectively expand and manage our relationships with our publishers.

We do not generate our own media inventory. Accordingly, we are dependent on our publishing partners, such as Causes.com, Care2.com, 6waves, and Digital Chocolate, and Experience Project to provide the media which we sell. We depend on these publishers to make their respective media inventories available to us to use in connection with our campaigns that we manage, create or market. These relationships are based on both written agreements and project by project orders. Our growth depends, in part, on our ability to expand and maintain our publisher relationship within our network and to have access to new sources of advertising inventory such as new partner websites and Facebook that offer attractive demographics, innovative and quality content and growing Web user traffic volume. Our ability to attract new publishers to our networks and to retain Web publishers currently in our networks will depend on various factors, some of which are beyond our control. These factors include, but are not limited to, our ability to introduce new and innovative products and services, our pricing policies, and the cost-efficiency to Web publishers of outsourcing their advertising sales. In addition, the number of competing intermediaries that purchase advertising inventory from Web publishers continues to increase. In the event we are not able to maintain effective relationships with our publishers, our ability to distribute our advertising campaigns will be greatly hindered which will reduce the value of our services.

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We may face intellectual property actions that are costly or could hinder or prevent our ability to deliver our products and services.

We may be subject to legal actions alleging intellectual property infringement (including patent infringement), unfair competition or similar claims against us. Companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technologies or businesses. Defending ourselves against intellectual property infringement or similar claims is expensive and diverts management's attention.

If we fail to compete effectively against other Internet advertising companies, we could lose customers or advertising inventory and our revenue and results of operations could decline.

The Internet advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products and services obsolete and unmarketable or require unanticipated technology or other investments. Our failure to adapt successfully to these changes could harm our business, results of operations and financial condition.

The market for Internet advertising and related products and services is highly competitive. We expect this competition to continue to increase, in part because there are no significant barriers to entry to our industry. Increased competition may result in price reductions for our products and services, reduced margins and loss of market share. Our principal competitors include other companies that provide advertisers with performance-based Internet advertising solutions and companies that offer Cost Per Thousand, pay-per-click and Cost Per Engagement services. We compete in the performance-based marketing segment with CPE and CPA performance-based companies, and with other large Internet display advertising networks. Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high-traffic websites and Internet service providers ("ISPs"), as well as competition with other media for advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of publishers and other media companies across an increasing range of different services, including vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable, and print, for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales, and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

We depend on key personnel, the loss of whom could harm our business.

Our success depends in part on the retention of personnel critical to our combined business operations due to, for example, unique technical skills, management expertise or key business relationships. We may be unable to retain existing management, finance, engineering, sales, customer support, and operations personnel that are critical to the success of the Company, which may result in disruption of operations, loss of key business relationships, information, expertise or know-how, unanticipated additional recruitment and training costs, and diminished anticipated benefits of acquisitions, including loss of revenue and profitability. Although we have entered into employment agreements with key management, there can be no assurance that these individuals will continue to provide services to us. Generally, a voluntary or involuntary termination of employment could have a materially adverse effect on our business.

We may be required to make significant payments to members of our management in the event their employment with us is terminated or if we experience a change of control.

We are a party to employment agreements with certain members of our management. In the event we terminate their employment, have a change in control or, in certain other cases, if such executive terminates his employment with us, such executive will be entitled to receive certain severance and related payments. Additionally, in such instances, certain securities held by these executives will become immediately vested and exercisable. Upon the occurrence of any such event, our obligation to make such payments could significantly impact our working capital and, accordingly, our ability to execute our business plan, which could have a materially adverse effect to our business. Also, these provisions may discourage potential takeover attempts.

Delaware law contains anti-takeover provisions that could deter takeover attempts that could be beneficial to our stockholders.

Provisions of Delaware law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our stockholders. Section 203 of the Delaware General Corporation Law may make the acquisition of our company and the removal of incumbent officers and directors more difficult by prohibiting stockholders holding 15% or more of our outstanding voting stock from acquiring us, without our board of directors' consent, for at least three years from the date they first hold 15% or more of the voting stock.

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System failures could significantly disrupt our operations, which could cause us to lose customers or advertising inventory.

Our success depends on the continuing and uninterrupted performance of our systems. Sustained or repeated system failures that interrupt our ability to provide services to customers, including failures affecting our ability to deliver advertisements quickly and accurately and failures of our applications, would reduce significantly the attractiveness of our solutions to our customers and Web publishers. Our business, results of operations and financial condition could also be materially and adversely affected by any systems damage or failure that impacts data integrity or interrupts or delays our operations. We have tried to minimize this risk by having our servers provided and hosted by third parties with multiple server locations and redundant systems. Notwithstanding, these third party computers may be vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious or accidental human acts, and natural disasters. Therefore, any of the above factors affecting any of these could substantially harm our business. Moreover, these servers are also potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions taken, unanticipated problems affecting our systems could cause interruptions in the delivery of our solutions in the future and our ability to provide a record of past transactions. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures in our systems.

It may be difficult to predict our financial performance because our quarterly operating results may fluctuate.

Our revenue and operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are beyond our control. You should not rely on period-to-period comparisons of our results of operations as an indication of our future performance. The factors that may affect our quarterly operating results include, but are not limited to, the following:

•	macroeconomic conditions;

•	fluctuations in demand for our advertising solutions or changes in customer contracts;

•	fluctuations in the amount of available advertising space, or views, on our networks;

•	the timing and amount of sales and marketing expenses incurred to attract new advertisers;

•	fluctuations in sales of different types of advertising and services; for example, the amount of advertising and services sold at higher rates rather than lower rates;

•	fluctuations in the cost of online advertising;

•	seasonal patterns in Internet advertisers' spending;

•	changes in our pricing and publisher compensation policies, the pricing and publisher compensation policies of our competitors, the pricing and publisher compensation policies of our advertiser customers, or the pricing policies for advertising on the Internet generally;

•	changes in the regulatory environment, including regulation of advertising on the Internet, that may negatively impact our marketing practices;

•	fluctuations in levels of professional services fees or the incurrence of non-recurring costs;

•	deterioration in the credit quality of our accounts receivable and an increase in the related provision;

Expenditures by advertisers also tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Any decline in the economic prospects of advertisers or the economy generally may alter advertisers' current or prospective spending priorities, or may increase the time it takes us to close sales with advertisers, and could materially and adversely affect our business, results of operations, cash flows, and financial condition.

We may not be able to protect our intellectual property from unauthorized use, which could diminish the value of our products and services, weaken our competitive position and reduce our revenue.

Our success depends on our ability to create and protect our proprietary technologies relating to our services and custom applications. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, the value of our products and services could be diminished and our competitive position may suffer.

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We currently rely on a combination of trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Third-party software providers could copy or otherwise obtain and use our technologies without authorization or develop similar technologies independently, which may infringe upon our proprietary rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technologies or develop competing technologies. Intellectual property protection may also be unavailable or limited in some foreign countries.

We generally enter into confidentiality or license agreements with our employees, consultants, vendors, customers, and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to disclose, obtain or use our products and services or technologies. Our precautions may not prevent misappropriation of our products, services or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

Government regulation of the Internet may adversely affect our business and operating results.

We may be subject to operating restrictions and regulations in the future. Companies engaging in online search, commerce and related businesses face uncertainty related to future government regulation of the Internet. Due to the rapid growth and widespread use of the Internet, federal and state governments are enacting and considering various laws and regulations relating to the Internet. Furthermore, the application of existing laws and regulations to Internet companies remains somewhat unclear. Our business and operating results may be negatively affected by new laws, and such existing or new regulations may expose us to substantial compliance costs and liabilities and may impede the growth in use of the Internet.

The application of these statutes and others to the Internet search industry is not entirely settled. Further, several existing and proposed federal laws could have an impact on our business:

•	The Digital Millennium Copyright Act and its related safe harbors, are intended to reduce the liability of online service providers for listing or linking to third-party websites that include materials that infringe copyrights or other rights of others.

•	The CAN-SPAM Act of 2003 and certain state laws are intended to regulate interstate commerce by imposing limitations and penalties on the transmission of unsolicited commercial electronic mail via the Internet.

•	There have been several bills introduced in the Congress in recent years relating to protecting privacy. As with any change in Presidential administration, especially to one more likely to protect privacy, new legislation in this area may be enacted.

•	Adopted and pending consumer protection and privacy legislation, including the Federal Trade Commission Online Behavioral Advertising Principles referred to in a prior risk factor.

With respect to the subject matter of each of these laws, courts may apply these laws in unintended and unexpected ways. As a company that provides services over the Internet, we may be subject to an action brought under any of these or future laws governing online services. We may also be subject to costs and liabilities with respect to privacy issues. Several Internet companies have incurred costs and paid penalties for violating their privacy policies. Further, it is anticipated that new legislation may be adopted by federal and state governments with respect to user privacy. Additionally, foreign governments may pass laws which could negatively impact our business or may prosecute us for our products and services based upon existing laws. The restrictions imposed by and cost of complying with, current and possible future laws and regulations related to our business could harm our business and operating results.

Given our early stage of development, our regulatory compliance programs have not yet been developed and our failure to comply with existing and future regulatory requirements could adversely affect our business, results of operations and financial condition.

Aspects of the digital marketing and advertising industry and how our business operates are highly regulated. We are subject to a number of domestic and, to the extent our operations are conducted outside the U.S., foreign laws and regulations that affect companies conducting business on the Internet and through other electronic means, many of which are still evolving and could be interpreted in ways that could harm our business. In particular, we are subject to rules of the Federal Trade Commission (“FTC”), the Federal Communications Commission (“FCC”) and potentially other federal agencies and state laws related to our advertising content and methods, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, which establishes certain requirements for commercial electronic mail messages and specifies penalties for the transmission of commercial electronic mail messages that follow a recipient’s opt-out request or are intended to deceive the recipient as to source or content, federal and state regulations covering the treatment of member data that we collect from endorsers.

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U.S. and foreign regulations and laws potentially affecting our business are evolving frequently. We currently have not developed our internal compliance program nor do we have policies in place to monitor compliance. Instead, we rely on the policies of our publishing partners. If we are unable to identify all regulations to which our business is subject and implement effective means of compliance, we could be subject to enforcement actions, lawsuits and penalties, including but not limited to fines and other monetary liability or injunction that could prevent us from operating our business or certain aspects of our business. In addition, compliance with the regulations to which we are subject now or in the future may require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of our services. Any such action could have a material adverse effect on our business, results of operations and financial condition.

Existing federal, state and foreign laws regulating email and text messaging marketing practices impose certain obligations on the senders of commercial emails and text messages, which could minimize the effectiveness of our on-demand software or increase our operating expenses to the extent financial penalties are triggered.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, establishes certain requirements for commercial email messages and specifies penalties for the transmission of commercial email messages that are intended to deceive the recipient as to source or content. The CAN-SPAM Act, among other things, obligates the sender of commercial emails, and someone who initiates commercial emails, to provide recipients with the ability to opt out of receiving future emails from the sender. In addition, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult content or content regarding harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act. We, our web publishing partners and our advertisers may all be subject to various provisions of the CAN-SPAM Act. If we are found to be subject to the CAN-SPAM Act, we may be required to change one or more aspects of the way we operate our business, including by eliminating the option for endorsers to send messages containing our advertisers’ messages. Additionally, some of our users may be entered into sweepstakes for participating in our campaigns. If this is deemed to be compensation under applicable laws, we may have to change such marketing campaigns which could decrease their effectiveness and, accordingly, their value to our customers.

If we were found to be in violation of the CAN-SPAM Act, other federal laws, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our endorsers or any determination that we are directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our reputation and our business.

The two class structure of our common stock has the effect of concentrating voting control with our founders; this will limit your ability to influence corporate matters.

Our Class B common stock has 10 votes per share and our Class A common stock, which is the stock being registered in this prospectus, has one vote per share. The holders of Class B common stock collectively hold approximately 96% of the voting power of our outstanding capital stock. As a result, the holders of our Class B common stock will have significant influence over the management and affairs of the company and control over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or its assets, for the foreseeable future. This concentrated voting control will limit your ability to influence corporate matters and could adversely affect the price of our Class A common stock.

If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

If we are unable to maintain adequate internal controls for financial reporting in the future, or if our auditors are unable to express an opinion as to the effectiveness of our internal controls as will be required pursuant to the Sarbanes-Oxley Act, investor confidence in the accuracy of our financial reports may be impacted or the market price of our Class A common stock could be negatively impacted.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act”, the Sarbanes-Oxley Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

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As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

There is no public market for the company’s securities and no assurance can be given that one will ever develop.

The Company is a private company and this registration statement is its initial registration. Our stock is not traded on an exchange or on the OTC Bulletin Board. Without a market for our shares, there is only a limited ability of a security holder to sell their securities, if any, as those transfers or sales would be made privately. Therefore, an investment in our common stock should be considered as totally illiquid, and investors are cautioned that they may not be able to liquidate their investment readily, or at all, when the need or desire to sell arises. Moreover, no assurances can be given that a public market for our securities will ever materialize. Additionally, even if a public market for our securities develops and our securities become traded, the trading volume may be limited, making it difficult for an investor to sell their shares.

When and if the company becomes a public company, the company faces risks related to compliance with corporate governance laws and financial reporting standards.

We anticipate that costs associated with becoming public will add $150,000 of annual expenses in connection with professional, legal and accounting fees. Additionally, the Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the United States Securities and Exchange Commission (SEC”) and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting (Section 404”), will materially increase the Company's legal and financial compliance costs and make some activities more time-consuming and more burdensome. Presently we qualify as a non-accelerated filer and, accordingly, are exempt from the requirements of 404b and our independent registered public accounting firm is not required to audit the design and operating effectiveness of our internal controls and management's assessment of the design and the operating effectiveness of such internal controls. In the event we become an accelerated filer, we will be required to expend substantial capital in connection with compliance.

Because of our limited resources, management has concluded that our internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. To mitigate the current limited resources and limited number of employees, we rely heavily on direct management oversight of transactions, along with the use of legal and accounting professionals. As we grow, we expect to increase our number of employees, which will enable us to implement adequate segregation of duties within the Committee of Sponsoring Organizations of the Treadway Commission internal control framework.

Our common stock is a “penny stock,” which makes it more difficult for our investors to sell their shares.

In the event a market for our comment stock develops, our common stock will most likely be a “penny stock” and subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $5.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

The company does not intend to pay cash dividends on its common stock in the foreseeable future.

Any payment of cash dividends will depend upon the Company's financial condition, results of operations, and capital requirements and will be at the discretion of the Board of Directors. The Company does not anticipate paying cash dividends on its Class A common stock in the foreseeable future. Furthermore, the Company may incur additional indebtedness that may severely restrict or prohibit the payment of dividends. Since we do not anticipate paying dividends, any gains on an investment will need to come through an increase in the price of our Class A common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by any of the selling stockholders,

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DIVIDEND POLICY

We have never paid or declared cash dividends on our common stock, and we do not intend to pay or declare cash dividends on either of our classes of common stock in the foreseeable future.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will initially offer their shares at $.8111 per share until such time as a trading market for outstanding shares develops, if ever.  Once a trading market develops, the shares will be offered at prevailing market prices, privately negotiated prices, or in any other fashion as described in the section of this Prospectus entitled Plan of Distribution .”  The selling price has no relationship to any established criteria of value, such as book value or earnings per share.  The price was chosen arbitrarily.

SELLING SECURITY HOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 649,036 Class A common shares which are held by the stockholders named in the table below (“Selling Stockholders”). Set forth below is information, to the extent known to us, the name of each Selling Shareholder and the amount and percentage of Class A common stock owned by each (including shares that can be acquired on the exercise of outstanding securities, if any) prior to the offering, the shares to be sold in the offering, and the amount and percentage of Class A common stock to be owned by each (including shares that can be acquired on the exercise of outstanding securities, if any) after the offering assuming all shares are sold. The footnotes provide information about persons who have investment voting power for the Selling Shareholders and about material transactions between the Selling Shareholders and the Company.

The Selling Stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The tables below assumes that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

The Selling Stockholders may sell all, some or none of their shares in this offering. See Plan of Distribution.”

The total number of Class A common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock and warrants. Unless otherwise stated below in the footnotes, to our knowledge, no Selling Stockholder nor any affiliate of such stockholder: (i) has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer. We may amend or supplement this prospectus from time to time in the future to update or change this list and shares which may be resold.

The Class A common shares being sold under this prospectus were originally issued by us in connection with our January 2012 offering. The shares were originally sold at $.8111 per share. The offering resulted in us receiving gross proceeds of approximately $362,642.

	Common Shares Owned Before Sale (1)			Common Shares Owned After Sale (2)
Name	Amount	% of class	Shares being registered	Amount	% of Class	Total Voting %
Cary Sucoff	500	*	500	1,000	*	-
James B. Edwards	833	*	833	1,667	*	-
Marta L. Knutson	33,333	*	33,333	66,667	*	-
Matthew O. Knutson	4,333	*	4,333	8,667	*	-
Rachel Pettit	2,900	*	2,900	5,800	*	-
Robert O. Knutson	8,333	*	8,333	16,667	*	-
Ronit Sucoff	500	*	500	1,000	*	-
Windermer Insurance Co.(3)	20,548	*	20,548	41,097	*	-
Barry Goss, TTEE GOSS FAMILY TRUST EST. 12/16/1999	667	*	667	1,333	*	-
Robert Scherne	514	*	514	1,028	*	-
Lindsay Scherne	514	*	514	1,028	*	-
Robin Scherne	514	*	514	1,028	*	-
Theresa Scherne	514	*	514	1,028	*	-
Mark R Bell MD Retirement Trust	14,384	*	14,384	28,768	*	-
Brandon Hill(4)	1,333	*	1,333	2,667	*	-
Benjamin Hill(4)	1,333	*	1,333	2,667	*	-
Irv Edwards MD Inc. Retirement Trust	14,384	*	14,384	28,768	*	-
Paul Darin	1,667	*	1,667	3,333	*	-
Brodie Munro	833	*	833	1,667	*	-
Daniel Rodriquez	41,097	1.09%	41,097	82,193	2.18%	-
Moises Investment Group(5)	500,000	13.24%	500,000	1,595,890	42.27%	1.70%
Total	649,036	17.19%	649,036	1,893,961	50.16%

*	Less than 1%.

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(1)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any common shares as to which a shareholder has sole or shared voting power or investment power, and also any common shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. There were 3,775,874 Class A and 9,000,000 Class B common shares outstanding as of January 20, 2012.

(2)	Assumes the sale of all common shares listed as being registered in this selling shareholder table.

(3)	John Scardino has voting and dispositive control of the shares being offered.

(4)	Associated person of Galt Financial, Inc., a Broker-Dealer. Galt has not received any compensation from the Company in connection with this offering.

(5)	Edwardo M. Moises Serio has voting and dispositive control of the shares being offered.

PLAN OF DISTRIBUTION

The Selling Stockholders (Selling Stockholders”) will sell at a price of $0.8111 per share until our shares are quoted, if ever, on a stock exchange in which a market develops or trading facility on which the shares are traded. Thereafter, the Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange in which a market develops or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the Securities Act ”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

Because selling stockholders may be deemed to be underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Our certificate of incorporation provides that we will have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has ten votes per share. Any holder of Class B common stock may convert his or her shares at any time into shares of Class A common stock on a share-for-share basis. Otherwise the rights of the two classes of common stock will be identical. The rights of these classes of common stock are discussed in greater detail below.

Our authorized capital stock consists of 309,000,000 shares, each with a par value of $0.001 per share, of which:

·	250,000,000 shares are designated as Class A common stock.
·	9,000,000 shares are designated as Class B common stock.
·	50,000,000 shares are designated as preferred stock.

At January 20, 2012, we had outstanding 3,775,874 shares of Class A common stock, held of record by 24 stockholders and 9,000,000 shares of Class B common stock, held of record by 2 stockholders and no preferred shares outstanding.

Common Stock

Voting Rights

Holders of our Class A and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to ten votes per share. Holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law could require either our Class A common stock or Class B common stock to vote separately as a single class in the following circumstances:

•	If we amended our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment.

•	If we amended our certificate of incorporation in a manner that altered or changed the powers, preferences or special rights of a class of stock in a manner that affects them adversely then that class would be required to vote separately to approve the proposed amendment.

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We have not provided for cumulative voting for the election of directors in our certificate of incorporation.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of Class A common stock and Class B common stock shall be entitled to share equally all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

Subdivision or Combinations.

Upon the subdivision or combination of the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

Conversion

Our Class A common stock is not convertible into any other shares of our capital stock.

Each share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock shall convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including the following:

•	Transfers between one Class B Stockholder to another Class B Stockholder.

•	Transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of Class B common stock.

The death of any holder of Class B common stock who is a natural person will result in the conversion of his or her shares of Class B common stock to Class A common stock. Once transferred and converted into Class A common stock, the Class B common stock shall not be reissued. No class of common stock may be subdivided or combined unless the other class of common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Preferred Stock

Our board of directors will have the authority, without approval by the stockholders, to issue up to a total of 50,000,000 shares of preferred stock in one or more series. Our board of directors may establish the number of shares to be included in each such series and may fix the designations, preferences, powers and other rights of the shares of a series of preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Social Reality. We have no current plans to issue any shares of preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members, and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

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Dual Class Structure

As discussed above, our Class B common stock has ten votes per share, while our Class A common stock, which is the class of stock the Selling Stockholders are selling pursuant to this prospectus and which will be the only class of stock which is publicly traded, has one vote per share. Our Class B common stock is 100% controlled by our founders, executive officers and employees, representing 96% of the voting power of our outstanding capital stock. Because of our dual class structure, our founders, executives and employees will continue to be able to control all matters submitted to our stockholders for approval even if they come to own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Special Approval for Change in Control Transactions

In the event a person seeks to acquire us by means of a merger or consolidation transaction, a purchase of all or substantially all of our assets, or an issuance of stock which constitutes 2% or more of our outstanding shares at the time of issuance and which results in any person or group owning more than 50% of our outstanding voting power, then these types of acquisition transactions must be approved by our stockholders at an annual or special meeting. At this meeting, we must obtain the approval of stockholders representing the greater of:

•	A majority of the voting power of our outstanding capital stock; and

•	60% of the voting power of the shares of capital stock present in person or represented by proxy at the stockholder meeting and entitled to vote.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Delaware Anti-Takeover Statute

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

·	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

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The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Transfer Online, Inc. 512 SE Salmon Street, Portland, OR 97214, 503-595-2982.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The Silvestre Law Group, P.C. has given us an opinion relating to the issuance of the common stock being registered. The Silvestre Law Group, P.C. or its various principals and/or affiliates, own 410,959 shares of our Class A common stock.

EXPERTS

The financial statements as of December 31, 2011 and 2010 included in this prospectus and in the registration statement of which it forms a part, have been so included in reliance on the report of RBSM LLP, our independent registered public accounting firm, appearing elsewhere in this prospectus and the registration statement of which it forms a part, given on the authority of said firm as experts in auditing and accounting.

OUR BUSINESS

Our Business

Social Reality, Inc. develops and sells targeted and measurable social media advertising campaigns and programs to brand advertisers and digital advertising agencies. Social Reality delivers these programs across multiple third party Facebook applications and high traffic, targeted websites. These programs generate quantifiable engagement for clients, thereby driving revenue and increased brand recognition. We also develop custom Facebook applications to help grow our customer’s social media presence and drive engagement for their brands.

Our Campaigns

The campaigns which we develop use pre-existing social networks such as Facebook and You Tube to reach a portion of those networks’ more than 500 million monthly active users, in order to increase brand awareness for our customers. Our campaigns are targeted across one of three channels: social good (Facebook applications and sites focused around causes and philanthropy), social gaming (leading social game apps and websites) and lifestyle (music & entertainment properties). At the core of our campaigns is the engagement of the user with our brand advertiser. We feel that these campaigns and programs provide a more effective communication with the consumer. Participants in our campaigns are asked to take active participation or “engage” in an activity. An example of this is a brand that requests a user to watch a video in exchange for a donation to a non-profit organization as well as share that video with their friends through their social network. We believe that types of campaigns results in a more comprehensive engagement between the brand and the consumer which ultimately results in greater brand awareness. Participants in our campaigns do not receive any cash compensation but may receive other incentives such as social recognition for participating in the campaign or the ability to enter a sweepstakes.

How We Market our Products and Services

We market our services through our in house sales team, which is divided into two distinct activities. One group is responsible for brand advertisers and the other is responsible for publisher acquisition and management. We market our services on industry related websites and blogs. We also have an in house public relations team that is focused on social media, PR, industry events and the creation of white papers.

Our Publisher Partners

We do not generate our own media inventory nor do we currently own or operate websites that drive traffic to our marketing campaigns. We rely on our publishing partners to provide the media inventory that we sell and use to promote our marketing campaigns as well as assist in driving user traffic to these campaigns. Examples of these publishers include: Causes.com, Care2.com, 6waves and Digital Chocolate. We have standing written agreements with approximately 25 publishers and use another 9 publishers regularly. We target publishers with over 2 million monthly active users (“MAU”) and also with specific demographic profiles that are of interest to our advertising partners. In the aggregate, our publishing partners represent approximately 500 million MAUs. As part of our growth strategy, we are consistently adding new publishing partners that fit within these guidelines.

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We compensate our publishers either on a cost per thousand (“CPM”) basis and/or cost per engagement (“CPE”) basis. Under the CPM structure, our publishers get paid a specified amount of money for every time banner advertisement related to one of our campaigns appears on their website or Facebook application. Under the CPE structure, our publishers get paid a specific amount of money every time a user engages in a specific activity such as watching a video. In selecting our publishing partners, we focus on traffic and qualified demographics.

Our Customers

We sell our services to direct marketers, brand advertisers and advertising agencies that service these brands. We assist these customers with establishing, managing and/or expanding their presence on social media sites and Facebook applications. The services which we offer our customers include conceptualization of social media campaigns, the implementation and management of said campaigns and the underlying reporting needed to measure the success of the campaign. We also provide distribution of the campaigns we create through our Publishing Partners. In connection with these activities, we measure the effectiveness of the campaigns through a variety of predefined key performance indicators (“KPI”) of each individual program. We also assist in managing and optimizing these campaigns by consistently monitoring the KPI in relation to each of our publishing partners sites in order to achieve the greatest value for our advertisers. Our advertisers typically retain our services on a campaign by campaign basis. Since commencing operations in 2010 we have participated and launched over 100 individual campaigns.

How We Derive Revenues

We derive our revenue from: (i) the development and management of social media marketing campaigns and programs (including the building of custom applications to be used in connection with the campaigns); and (ii) the sales of media on our publishing partner websites and applications.

Developing and Managing Social Media Marketing Campaign.

We develop and manage social media marketing campaigns for our advertising customers. These services are provided on a campaign by campaign basis. Compensation for these services is paid by our advertising customers and is comprised of a flat fee for the building, management and monitoring of the application/campaign and in some instances, we will also be compensated on a CPM or CPE basis by such advertiser.

Sales of Media on Our Publishing Partners Websites and Applications.

We sell the media and advertising inventory of our publishing partners’ websites and applications. Compensation for these services is paid by our advertising customer on a CPM or CPE basis.

Examples of our Services, Marketing Campaigns and Programs

Traditional banner

Traditional banner advertising living within a Facebook application:

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Social Engagement Ads

Social Reality creates social engagement ads that drive traffic and engagement for brand advertisers. We work with large advertising agencies and brands to strategize on the programs and their implementation. We have created a number of social engagement ads for our clients.

Video

In the fall of 2011 we created a viral video pop-up campaign for a well-known fast food retailer. The call to action asked users to watch a video, which resulted in a 20 cent donation to a nonprofit organization.” After two weeks, the video received more than 100,000 views. The brand was able to drive a significant amount of traffic to their Facebook and web properties as a result, seed their video content, and support a trusted charity partner in the process.

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Watch a Video and Vote to Help a Good

Doing this activity will earn $0.20 for DonorsChoose.org!

SONIC
LIMEADES
for
LEARNING
Watch
LIMEADES FOR LEARNING.COM
Watch the video and 20 cents goes to DonorsChoose.org

We have earned **$18,835.40 of $20,000** for Donorschoose.org

Voting and taking activities

Other engagement ads go beyond just watching a video and ask users to participate in some form of activity such as voting, selecting or engaging in a game activity. In the fall of 2011 we launched a program for Seventh Generation that was intended to engage users around the idea of selecting a bright idea. We worked closely with the brand and their agency to develop the program and launched the program on multiple partner sites resulting in a significant increase in traffic and brand recognition for Seventh Generation.

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Take The Challenge to Help a Good Cause

Every DAILY Action generates a donation for Teach For America

seventh GENERATION | Naturally Bright Ideas *for Fall*

Choose which idea is Naturally Bright

to raise 20 cents for Teach For America and enter to win FREE laundry products for a year

Send your big kids off to college with a few bottles of Seventh Generation 4X laundry detergent.

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or

MOMMY
S ME!

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Custom Build

Our services in this area include: social engagement strategy, graphical development, development, nonprofit or charity reward incentives, moderation and management of the app build or program. We work with both brands and advertising agencies on these custom projects.

To date, the majority of our custom Facebook builds have been consumer facing voting applications. As an example, in the case of Subaru, consumers could vote for the charity they wanted to see included in Subaru’s offline Share the Love program. Users could vote once per day, yet they could also tweet their choice, promote it to their timeline, group or friend’s timeline, and invite up to seventy-five Facebook friends per day to participate in the program. Each vote resulted in a .10 cent donation to the chosen charity.

Our custom programs also provide brands and agencies real time reporting into campaign analytics through the use of Facebook “Insights” (Facebook analytics platform) and “Google Analytics.” Our custom programs also interface with the Facebook open graph Application Protocol Interface (“API”) to track the users engagement with the applications that we build. We also use this API to identify the individual users who are participating in our programs and to provide them recognition for such participation or engagement

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Our Competition

The creation of viral marketing programs is a very competitive space and there are many companies that are looking to capitalize on the growth of social media and the success of Facebook. Competition is from both large and small companies who are well funded, as well as from start-up companies. While there are many app developers and external sales teams looking to represent Facebook applications and publisher media, very few focus on social gaming, social good and lifestyle channels. Our experience with nonprofit partners sets us apart from the pack, offering clients, agencies and brands a level of expertise driving charity fueled engagement that is unmatched in our industry.

Our Business is Seasonal

We believe that the advertising market is driven by seasonal factors and that brands make purchasing decisions during specific times of the year. Our experience has shown that most advertisers spend less money in the first quarter of the year then they do any other time of the year. Thus our revenue in the first quarter of each year is typically lower than other parts of the year.

Our Intellectual Property

We currently rely on a combination of trade secret laws and restrictions on disclosure to protect our intellectual property rights. Our success depends on the protection of the proprietary aspects of our technology as well as our ability to operate without infringing on the proprietary rights of others. We also enter into proprietary information and confidentiality agreements with our employees, consultants and commercial partners and control access to, and distribution of, our software documentation and other proprietary information.

Government Regulation

Aspects of the digital marketing and advertising industry and how our business operates are highly regulated. We are subject to a number of domestic and, to the extent our operations are conducted outside the U.S., foreign laws and regulations that affect companies conducting business on the Internet and through other electronic means, many of which are still evolving and could be interpreted in ways that could harm our business. In particular, we are subject to rules of the Federal Trade Commission (“FTC”), the Federal Communications Commission (“FCC”) and potentially other federal agencies and state laws related to our advertising content and methods, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or CAN-SPAM Act, which establishes certain requirements for commercial electronic mail messages and specifies penalties for the transmission of commercial electronic mail messages that follow a recipient’s opt-out request or are intended to deceive the recipient as to source or content, federal and state regulations covering the treatment of member data that we collect from endorsers.

U.S. and foreign regulations and laws potentially affecting our business are evolving frequently. We currently have not developed our internal compliance program nor do we have policies in place to monitor compliance. Instead, we rely on the policies of our publishing partners. If we are unable to identify all regulations to which our business is subject and implement effective means of compliance, we could be subject to enforcement actions, lawsuits and penalties, including but not limited to fines and other monetary liability or injunction that could prevent us from operating our business or certain aspects of our business. In addition, compliance with the regulations to which we are subject now or in the future may require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of our services. Any such action could have a material adverse effect on our business, results of operations and financial condition.

The Federal Trade Commission (“FTC”) adopted Guides Concerning the Use of Endorsements and Testimonials in Advertising (“Guides”) on October 5, 2009. The Guides recommend that advertisers and publishers clearly disclose in third-party endorsements made online, such as in social media, if compensation was received in exchange for said endorsements. Because some of our marketing campaigns entail the engagement of consumers to refer other consumers in their social networks to view adds or take action, and both we and the consumer may earn cash and other incentives, any failure on our part to comply with the Guides may be damaging to our business. We are currently do not take any steps to monitor compliance with the Guide. In the event of a violation, the FTC could potentially identify a violation of the Guides, which could subject us to a financial penalty or loss of endorsers or advertisers.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

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We are also subject to federal, state, and foreign laws regarding privacy and protection of user data. Any failure by us to comply with these privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our members’ privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and customers, which could adversely affect our business.

We generally only receive user data authorized through the Facebook user API. Access to such information, in addition to being limited in scope by Facebook policies and procedures, requires the affirmative authorization of the participating user, as stipulated by Facebook. In the event of a campaign, we post a privacy policy and user agreement, which describe the practices concerning the use, transmission and disclosure of member data in connection with such campaign. Any failure by us to comply with our privacy policy and user agreement could result in proceedings against us by users, customers, governmental authorities or others, which could harm our business.

Many states have passed laws requiring notification to subscribers when there is a security breach of personal data. There are also a number of legislative proposals pending before the United States Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States may be more restrictive, and the interpretation and application of these laws are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change our data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that include materials that infringe copyrights or other rights, so long as we comply with the statutory requirements of this Act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

The CARD Act, as well as the laws of most states, contains provisions governing product terms and conditions of gift cards, gift certificates, stored value or prepaid cards or coupons (“prepaid cards”). The CARD Act and its implementing regulations concerning prepaid cards located in Regulation E are administered by the Consumer Financial Protection Bureau (the “CFPB”), which was formed as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

Our users communicate across social and/or web-based channels. These communications are governed by a variety of U.S. federal, state, and foreign laws and regulations. In the United States, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, establishes certain requirements for the distribution of “commercial” email messages for the primary purpose of advertising or promoting a commercial product, service, or Internet website and provides for penalties for transmission of commercial email messages that are intended to deceive the recipient as to source or content or that do not give opt-out control to the recipient. The U.S. Federal Trade Commission, a federal consumer protection agency, is primarily responsible for enforcing the CAN-SPAM Act, and the U.S. Department of Justice, other federal agencies, state attorneys general, and Internet service providers also have authority to enforce certain of its provisions.

The CAN-SPAM Act’s main provisions include:

•	prohibiting false or misleading email header information;

•	prohibiting the use of deceptive subject lines;

•	ensuring that recipients may, for at least 30 days after an email is sent, opt out of receiving future commercial email messages from the sender, with the opt-out effective within 10 days of the request;

•	requiring that commercial email be identified as a solicitation or advertisement unless the recipient affirmatively assented to receiving the message; and

•	requiring that the sender include a valid postal address in the email message.

The CAN-SPAM Act preempts most state restrictions specific to email marketing. However, some states have passed laws regulating commercial email practices that are significantly more punitive and difficult to comply with than the CAN-SPAM Act, particularly Utah and Michigan, which have enacted do-not-email registries listing minors who do not wish to receive unsolicited commercial email that markets certain covered content, such as adult content or content regarding harmful products. Some portions of these state laws may not be preempted by the CAN-SPAM Act.

Violations of the CAN-SPAM Act’s provisions can result in criminal and civil penalties, including statutory penalties that can be based in part upon the number of emails sent, with enhanced penalties for commercial email senders who harvest email addresses, use dictionary attack patterns to generate email addresses, and/or relay emails through a network without permission.

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With respect to text message campaigns, for example, the CAN-SPAM Act and regulations implemented by the U.S. Federal Communications Commission pursuant to the CAN-SPAM Act, and the Telephone Consumer Protection Act, also known as the Federal Do-Not-Call law, among other requirements, prohibit companies from sending specified types of commercial text messages unless the recipient has given his or her prior express consent.

We, our users and our advertisers may all be subject to various provisions of the CAN-SPAM Act. If we are found to be subject to the CAN-SPAM Act, we may be required to change one or more aspects of the way we operate our business.

If we were found to be in violation of the CAN-SPAM Act, other federal laws, applicable state laws not preempted by the CAN-SPAM Act, or foreign laws regulating the distribution of commercial email, whether as a result of violations by our users or any determination that we are directly subject to and in violation of these requirements, we could be required to pay penalties, which would adversely affect our financial performance and significantly harm our reputation and our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

Employees

As of January 20, 2012, we had 6 full time employees and 2 part-time employees.

Corporate Information

We were originally organized in August 2009 as a California limited liability company under the name Social Reality, LLC, and we converted to a Delaware corporation effective January 1, 2012. Social Reality, LLC began business in May, 2010. Upon the conversion, we changed our name to Social Reality, Inc. Our principal executive offices are located at 479 Rodeo Drive, Beverly Hills, CA 90210 and our telephone number is (323) 229-0297. Our website address is www.socialreality.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

PROPERTIES

Our executive offices are located at 479 Rodeo Drive Beverly Hills, CA 90210. We lease this facility consisting of approximately 1,500 square feet, for approximately $2,000 per month. A number of our employees also work from homes offices throughout the United States.

LEGAL PROCEEDINGS

As of the date of this prospectus, there are no material pending legal or governmental proceedings relating to our company or properties to which we are a party, and to our knowledge there are no material proceedings to which any of our directors, executive officers or affiliates are a party adverse to us or which have a material interest adverse to us.

MARKET FOR COMMON EQUITY & RELATED STOCKHOLDER MATTERS

Holders

There exists no market for our common stock. Private sales or transfers are permitted under the respective state and federal securities laws, subject to compliance with exemptions set forth under the respective statutory guidelines. As of January 20, 2012, we had 24 Class A common shareholders and 2 Class B common shareholders of record.

SHARES ELIGIBLE FOR FUTURE SALE

To date, there has been no market for our Class A common stock. In the event a public market for our shares develops, future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices from time to time. Further, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sale of Restricted Shares

As of January 20, 2012 we have 3,775,874 shares of Class A common stock and 9,000,000 shares of Class B common stock outstanding.   Of these shares, the shares registered in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our affiliates” as that term is defined in Rule  144 under the Securities Act. In general, affiliates include executive officers, directors, and 10% stockholders. Shares purchased by affiliates will remain subject to the resale limitations of Rule 144.

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Upon the registration statement being declared effective, 3,126,838 shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under rules  144 or 701 under the Securities Act, which are summarized below.

As a result of the provisions of Rule 144 and Rule 701 of the Securities Act, the shares of our Class A and Class B common stock (excluding the shares being registered herein) will be available for sale in the public market as follows:

Date	Number of Shares
On the date of this prospectus	0
Within 90 days after the date of this prospectus	0
Between 90 and 360 days after the date of this prospectus(1)	12,328,767
365 days after the effective date of this prospectus(1)	12,328,767

(1) shares may be subject to volume limitations as a result of certain shareholders affiliate status and assumes the conversion of Class B common shares.

Rule 144

Generally, Rule 144 (as amended effective February 15, 2008) provides that an affiliate who has beneficially owned restricted” shares of our common stock for at least six months will be entitled to sell on the open market in brokers’ transactions, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

In addition, sales under Rule 144 are subject to requirements with respect to manner of sale, notice, and the availability of current public information about us.

In the event that any person who is deemed to be our affiliate purchases shares of our common stock in this offering or acquires shares of our common stock pursuant to one of our employee benefits plans, sales under Rule 144 of the shares held by that person are subject to the volume limitations and other restrictions described in the preceding two paragraphs.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

Rule 701

Under Rule 701, each of our employees, officers, directors, and consultants who purchased shares pursuant to a written compensatory plan or contract is eligible to resell these shares 90 days after the effective date of this offering in reliance upon Rule 144, but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell their shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation, or notice provisions of Rule  144.

Form S-8 Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act as soon as practicable after the completion of this offering for shares issued upon the exercise of options and shares to be issued under our employee benefit plans. As a result, any shares acquired upon the exercise of such options will be freely tradable in the public market.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations section (“MD&A”) contains statements and information about management’s view of our future expectations, plans and prospects, that constitute forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those we anticipate. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided in addition to the accompanying financial statements and notes in order to assist the reader in understanding our results of operations, financial condition, and cash flows. Our MD&A is organized as follows:

•	Overview — Discussion of our business and plan of operations, overall analysis of financial and other highlights affecting our business in order to provide context for the remainder of MD&A.

•	Critical Accounting Policies — Accounting policies that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.

•	Results of Operations — Analysis of our financial results comparing the years ended December 31, 2011 and 2010.

•	Liquidity and Capital Resources — An analysis of changes in our balance sheets and cash flows, and discussion of our financial condition including recent developments and potential sources of liquidity.

The various sections of this MD&A contain a number of forward-looking statements. Words such as “expects,” “goals,” “plans,” “believes,” “continues,” “may,” and variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Such statements are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this filing (also see the “Risk Factors” section of this Registration Statement).

Overview

Social Reality, Inc. develops and sells targeted and measurable social media advertising campaigns and programs to brand advertisers and digital advertising agencies. Social Reality delivers these programs across multiple third party Facebook applications and high traffic, targeted websites.

We derive our revenue from: (i) the development and management of social media marketing campaigns and programs; (ii) the sales of media on our partner websites and applications, and (iii) building custom applications for our partners in connection with such campaigns.

We market our services through our in house sales team, to two distinct customer bases, online publishers and direct marketers, brand advertisers and advertising agencies that service these brands. The value propositions that we offer direct marketers, brand advertisers and the advertising agencies are the creation of social media programs that leverage the power of engagement through peer to peer referral to drive tangible results.

Critical Accounting Policies

Our MD&A is based on our financial statements, which have been prepared in accordance GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses for each period. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue recognition.

We recognize revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable.

Revenues from certain sales of targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies are recognized on a net basis, provided that no Company obligations remain. The payments to the websites on which the advertising is placed for these specific transactions are based on cash actually collected from the advertisers and agencies, rather than the actual fees billed to the advertisers and agencies. The Company bears no risk of loss in these transactions. Revenue from sales of targeted and measurable online advertising campaigns and programs for which we bear risk of loss and from sponsored and custom campaigns is recognized on a gross basis in the period that no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. Expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue.

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Accounts receivable allowances.

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made.

Use of estimates.

Accounting principles generally accepted in the United States ("GAAP") require management of the Company to make estimates and assumptions in the preparation of these consolidated financial statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

Income Taxes

Social Reality, LLC was a limited liability company. As a result, the Company’s income for federal and state income tax purposes is reportable on the tax returns of the individual partners. Accordingly, no recognition has been made for federal or state income taxes in the accompanying financial statements of the Company.

Results of Operations

We were originally organized in August 2009 as a California limited liability company under the name Social Reality, LLC. We began business in May 2010 and we converted to a Delaware corporation effective January 1, 2012.

Year ended December 31, 2011 compared to the Year ended December 31, 2010

Revenue

Revenue totaled $1,802,963 for the year ended December 31, 2011, compared to revenue of $977,318 for the year ended December 31, 2010, an increase of $825,645 or 84%. We began business in May 2010. Revenues from sales of certain targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies are recognized on a net basis as the payments to the websites on which the advertising is placed for these specific transactions are based on cash actually collected from the advertisers and agencies, rather than the actual fees billed to the advertisers and agencies. Revenues from these sources totaled $642,384 and $440,865 on a net basis for 2011 and 2010, respectively (based on gross billings of $1,081,040 and $984,665 for 2011 and 2010, respectively). Revenue from other online advertising campaigns and programs to brand advertisers and advertising agencies and from sponsored and custom campaigns is recognized on a gross basis in the period that no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. Revenues from these sources totaled $1,160,579 and $536,453 for 2011 and 2010, respectively.

Revenue recognized on a net basis has been generated primarily from traditional banner advertising and social engagement ads. We expect that in the future most, if not all, of our revenue will be recognized on a gross basis, as our future payments to websites will not be based on billings collected.

Cost of Revenue

Cost of revenue consists of certain labor costs, payments to website publishers and others that are directly related to a revenue-generating event and project and application design costs. The Company becomes obligated to make payments related to website publishers in the period the advertising impressions, click-throughs, actions or lead-based information are delivered or occur. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying income statement. Approximately 86% of cost of revenue for 2011 was attributable to payments to website publishers and others. The balance of our 2011 cost was attributable to labor costs and project and application design costs. All of our 2010 cost of revenue was attributable to payments to website publishers and others.

Operating Expenses

Operating expense totaled $939,727 for the year ended December 31, 2011, compared to $315,659 for the year ended December 31, 2010, an increase of $624,068 or 198%. We began business in May of 2010. Operating expense for 2011 consisted primarily of compensation and related costs of approximately $403,000, professional and consulting fees of approximately $205,000, travel and entertainment of approximately $74,000, computer and website expense of approximately $54,000 and promotional expense of approximately $56,000. Operating expense for 2010 consisted primarily of compensation and related costs of approximately $250,000 and computer and website expense of approximately $13,000.

We expect that our operating expenses will increase as our business grows.

Liquidity and Capital Resources

Our principal sources of operating capital have been cash flow from operations, along with equity financings in 2011 of $300,000. We are in the early stages of the implementation of our business growth strategy and may require additional financing in order to accelerate our growth. We currently generate enough cash to fund our operations. In the event additional financing is required, we anticipate we may raise up to $5,000,000 during the next 12 months. Such financing may come in the form of either equity or debt financing or a combination of both. The issuance by us of any additional equity securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock. The use of debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility and reduce our cash available for operations.

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As of December 31, 2011 we had approximately $222,000 in cash and cash equivalents.

On January 20, 2012, we completed the offering of approximately 447,000 of our Class A common shares at a price per share of $0.8111.  As a result of the offering, we received proceeds of approximately $363,000.

Net Cash Provided by Operating Activities

We generated $20,402 and $41,262 in cash from our operating activities for the years ended December 31, 2011 and 2010, respectively.  The decrease in cash from operating activities was primarily attributable to a decrease in net income, partially offset by collections on accounts receivable.

Net Cash Provided by Financing Activities

We received $300,000 in cash from financing activities during 2011 from the sale of equity interests.

 Off Balance Sheet Arrangements

The Company does not maintain off-balance sheet arrangements nor does it participate in non-exchange traded contracts requiring fair value accounting treatment.

Inflation

The effect of inflation on the Company's revenue and operating results was not significant.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors and their respective ages and positions as of the date hereof were as follows:

Name	Principal Occupation	Age
Christopher Miglino	Chief Executive Officer, Chief Financial Officer, Chairman, Director and Founder	42

Erin DeRuggiero	Chief Marketing Officer, Director and Founder	37

Mark Savas	Director	43

Executive Officers

Christopher Miglino, age 42, has over 7 years of experience running various advertising companies. Beginning in April 2010 and still presently, he serves as Co-Founder and as the CEO of Social Reality, Inc., overseeing all of Social Reality’s affairs and being responsible for a wide array of high profile companies dealing with internet applications and advertising programs that yield measureable results for companies. Some of the companies Mr. Miglino has helped launch programs for include Diet Coke, Bank of America, Nestle, General Mills, HBO, National Geographic, Target, Aflac, and Bayer. In addition, from August 2008 until March 2010, Mr. Miglino was the CEO of the Lime Ad Network, a company where he managed interactive and innovative advertising programs for 250 Green” and Socially Conscious” websites. Prior to that, from June 2004 until August 2008, Mr. Miglino was the CEO of Conscious Enlightenment, where he oversaw their day to day operations in the publishing and advertising industry. Prior to that, in 2004, and still currently, Mr. Miglino served as and continues to serve as a board member for Golden Bridge Yoga in Los Angeles, a studio that encompasses over 20,000 square feet of yoga spaces including a restaurant. In evaluating Mr. Miglino’s specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his numerous years of managing companies successfully with substantially similar business operations to that of Social Reality. Mr. Miglino has shown great success in managing these companies and a high degree of expertise in the advertising industry.

Erin DeRuggiero, age 37, has over 13 years of experience in advertising, sales and business development. Beginning in April 2010 and still presently, she serves as the Co-Founder and Chief Marketing Officer for Social Reality, Inc., where her responsibilities include digital media sales and strategy. In addition, from January 2009 until March 2010, Ms. DeRuggiero was also the Vice President Sponsorships & Digital Strategy for Lime Ad Network., a subsidiary of Gaiam, Inc, a publically traded advertising company where her responsibilities included digital sales and publisher strategies for Lime Media Network. Additionally, from December, 2006 until January 2009, Ms. DeRuggiero was the Chief Revenue Officer for JGG Consulting, a sales and new business development consultancy she founded, where her responsibilities included brand and digital retail partnerships for companies including Crocs, Inc. In evaluating Ms. DeRuggiero’s specific experience, qualifications, attributes and skills in connection with her appointment to our board, we took into account her numerous years of advertising sales, business development, and strategic implementation of new business ideas, and her track record of success in such endeavors.

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Board of Directors

Marc Savas, age 43, has over 14 years of experience in management and sales consulting and 5 years of experience in real estate easement acquisitions. Beginning in January 2007 and still presently, he serves as the CEO of Living Full Blast, Inc., overseeing business development and consulting for numerous companies and putting together sales teams for such companies. In addition, from January 1998 until January 2006, Mr. Savas was also the CEO for Unfair Advantage Inc., where he conducted 118 management consulting projects, many of which were created using programs that his company had designed. Additionally, from January 2005 until January 2009, Mr. Savas was the national Vice President of Business Development for Connexion Technologies where he built national teams of qualified individuals to effectively secure easements from large real estate owners in order to build telecommunication systems through their properties. In evaluating Mr. Savas’ specific experience, qualifications, attributes and skills in connection with his appointment to our board, we took into account his numerous years of consulting and managerial businesses and his proven track record of success in such endeavors.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer.

Code of Ethics

We have adopted a "Code of Ethics” that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of our code can be viewed on our website at www.socialreality.com .

Committees

The board of directors currently does not have an audit, nomination, or compensation committee. Due to our size and limited resources and employees, our board has determined that the functions of such committees, including the compensation committee, will be undertaken by the entire board. Upon securing additional financing and the hiring of additional employees, the board of directors anticipates the creation of free standing committees. Executive compensation is determined by the entire board.

Independent Directors

For purposes of determining independence, the Company has adopted the definition of independence as contained in NASDAQ Market Place Rules 4200. Pursuant to the definition, the Company has determined that Mr. Savas qualifies as independent.

Executive Compensation

Summary Compensation

The following table sets forth information for our most recently completed fiscal year concerning the compensation of (i) the Principal Executive Officer and (ii) all other executive officers of Social Reality, Inc. who earned over $100,000 in salary and bonus during the last most recently completed fiscal years ended December 31, 2010 (together the Named Executive Officers”).  No other employees earned a salary over $100,000 in the last completed fiscal years.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Christopher Miglino	2011	168,000	-	-	-	-	-	-	168,000
	2010	110,500	-	-	-	-	-	-	110,500

Erin DeRuggiero	2011	168,000	-	-	-	-	-	-	168,000
	2010	110,500	-	-	-	-	-	-	110,500

Employment Agreements and Arrangements

We have entered into the following agreements with Mr. Miglino and Ms. DeRuggiero. Although we have entered into written agreements Mr. Miglino and Ms. DeRuggiero comprise a majority of the current board. Accordingly, they have the substantially the ability to set their own compensation as well as annual and discretionary bonuses.

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Christopher Miglino

In connection with Mr. Miglino’s employment, we have entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agreement:

We employ Christopher Miglino as our Chief Executive Officer for a term of 4 years from January 1, 2012.  As compensation for his services, Mr. Miglino receives a base salary of $192,000 per year effective January 1, 2012.   Such base salary is reviewed yearly with regard to possible increase.  In addition, Mr. Miglino is eligible to receive annual and discretionary bonuses as determined by the Board.  Mr. Miglino is also entitled to receive all Accrued Obligations (as defined in the Employment Agreement) in the event that he is terminated..

Proprietary Information, Inventions and Competition Agreement:

The proprietary information, inventions and competition agreement requires Mr. Miglino to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Mr. Miglino during his employment.

Indemnification Agreement:

The indemnification agreement provides for the indemnification and defense of Mr. Miglino in the event of litigation, to the fullest extent permitted by law.  The Company has also adopted the form of indemnification agreement for use with its other executive officers, employees and directors.

Potential Payments upon Termination:

As part of the agreements, Mr. Miglino shall be entitled to

	Salary		Bonus		Health		Total
Terminated without cause (1)	$384,000	(2)	$0	(3)	$45,000	(4)	$429,000
Termination for Cause, Death, Disability and by executive without Good Reason	$384,000	(2)	$-		$-		$384,000

(1)	Also includes termination by Mr. Miglino with Good Reason.
(2)	Represents 24 months of Mr. Miglino’s base salary of $192,000.
(3)	There has been no bonus established for the current year.
(4)	Represents 18 months of Mr. Miglino’s estimated monthly health care reimbursement of $2,500.

The determination as to whether termination occurred without cause, for good reason, or for cause, death, disability and without good reason will be made by a majority vote of the board and in compliance with the provisions of the employment agreement.

The foregoing summary of Mr. Miglino’s:  (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iii) indemnification agreement  is qualified in its entirety by reference to the full text of the agreements which are attached hereto as exhibits and incorporated hereby by reference.

Erin DeRuggerio

In connection with Ms. DeRuggerio’s employment, we have entered into: (i) an employment agreement; (ii) a proprietary information, inventions and competition agreement; and (iii) an indemnification agreement.

Employment Agreement:

We employ Erin DeRuggerio as our Chief Marketing Officer for a term of 4 years commencing on January 1, 2012.  As compensation for her services, Ms. DeRuggerio receives a base salary of $192,000 per year effective January 1, 2012.   Such base salary is reviewed yearly with regard to possible increase.  In addition, Ms. DeRuggerio is eligible to receive annual and discretionary bonuses as determined by the Board.  Ms. DeRuggerio is also entitled to receive all Accrued Obligations (as defined in the Employment Agreement) in the event that she is terminated.

Proprietary Information, Inventions and Competition Agreement:

The proprietary information, inventions and competition agreement requires Ms. DeRuggerio to maintain the confidentiality of the Company’s intellectual property as well as the assignment of any inventions made by Ms. DeRuggerio during her employment.

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Indemnification Agreement:

The indemnification agreement provides for the indemnification and defense of Ms. DeRuggerio in the event of litigation, to the fullest extent permitted by law.  The Company has also adopted the form of indemnification agreement for use with its other executive officers, employees and directors.

Potential Payments upon Termination:

As part of the agreements, Ms. DeRuggerio shall be entitled to

	Salary		Bonus		Health		Total
Terminated without cause (1)	$384,000	(2)	$0	(3)	$36,000	(4)	$420,000
Termination for Cause, Death, Disability and by executive without Good Reason	$384,000	(2)	$-		$-		$384,000

(1)	Also includes termination by Ms. DeRuggerio with Good Reason
(2)	Represents 24 months of Ms. DeRuggerio’s base salary of $192,000.
(3)	There has been no bonus established for the current year.
(4)	Represents 18 months of Ms. DeRuggerio’s estimated monthly health care reimbursement of $2,000.

The determination as to whether termination occurred without cause, for good reason, or for cause, death, disability and without good reason will be made by a majority vote of the board and in compliance with the provisions of the employment agreement.

The foregoing summary of Ms. DeRuggerio’s:  (i) employment agreement; (ii) proprietary information, inventions and competition agreement; and (iii) indemnification agreement  is qualified in its entirety by reference to the full text of the agreements which are attached hereto as exhibits and incorporated hereby by reference.

Director Compensation

Pursuant to the terms of our non-executive director compensation policy, non-employee directors will be entitled to the following compensation for service on our Board:

Inducement/First Year Grant.  Upon joining the Board, individual will receive options to purchase 15,000 shares of our Class A common stock.  The options vest as follows: 15,000 shares immediately upon appointment to the Board.

Annual Grant.  Subject to shareholder rights to elect any individual director, starting on the first year anniversary of service, and each subsequent anniversary thereafter, each eligible director will be granted options to purchase 12,000 shares of our Class A common stock.  The annual grants vest quarterly during the grant year.

Exercise Price and Term.  All options issued pursuant to the Director Plan will have an exercise price equal to the fair market value of the Company’s common stock at close of market on the grant date.  The term of the options shall be for a period of 5 years from the grant date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

•	On March 12, 2012, pursuant to the terms of our non-executive director compensation plan, we granted Marc Savis an option to purchase 15,000 shares of our class A common stock. The option was grant pursuant to our 2012 Equity Compensation Plan, has an exercise price of $0.8111 per share, is fully vested and has a term of five years.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of January 20, 2012, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

•	each of our current directors and nominees;

•	each of our current named executive officers; and

•	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

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Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrant. There are 3,775,874 Class A and 9,000,000 Class B common shares outstanding as of January 20, 2012.

	Class A Common Stock		Class B Common Stock
Name and Address of Beneficial Owner(1)	Shares	%	Shares	%	% Total Voting Power (2)
Directors and named executive officers
Christopher Miglino	-	-	4,500,000	50%	48%
Erin DeRuggiero	-	-	4,500,000	50%	48%
Marc Savis	-	-	-	-	-
All directors and executive officers as a group (3 persons)			9,000,000	100%	96%
Beneficial Owners of 5% or more
Moises Investment Group(3)	2,095,890	56%	-	-	2%
Castle Bison, Inc.(4)	410,959	11%			*
Washington Capital, LLC(5)	410,959	11%			*
Ralph Olson	410,959	11%			*

*	Less than one percent.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o Social Reality, Inc. 479 Rodeo Drive, Beverly Hills, CA 90210.

(2)	Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to 10 votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law or our amended and restated certificate of incorporation. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis. See "Description of Capital Stock."

(3)	Eduardo Moises has voting and dispositive control over the shares.

(4)	Raul Silvestre has voting and dispositive control over the shares.

(5)	Larry Anderson has voting and dispositive control over the shares.

COMMISSIONS POSITION ON INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matter as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.  Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We will file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov. We will furnish our stockholders with annual reports containing audited financial statements.

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This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s public reference rooms; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Social Reality, LLC

We have audited the accompanying balance sheets of Social Reality, LLC (the "Company") as of December 31, 2011 and 2010 and the related income statements, members’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Social Reality, LLC as of December 31, 2011 and 2010, and the results of their operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in notes 1 and 3 to the financial statements, the Company converted to a Delaware corporation named Social Reality, Inc. effective January 1, 2012. Effective January 1, 2012, Social Reality, Inc. issued 3,328,767 Class A common shares and 9,000,000 Class B common shares in exchange for 100% of the Company’s membership interest. The accompanying financial statements include supplemental unaudited pro forma information as if the Company converted to a Delaware corporation at the beginning of each of the periods presented for statement of operations purposes and as of December 31, 2011 for balance sheet purposes. The unaudited pro forma financial statements are presented for illustrative purposes only.

/s/ RBSM LLP

New York, New York

April 11, 2012

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SOCIAL REALITY, LLC

BALANCE SHEETS

DECEMBER 31, 2011 AND 2010

		Pro Forma
	December 31,	December 31,	December 31,
	2011	2011	2010
		(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$221,664	$221,664	$11,262
Accounts receivable, net	812,819	812,819	870,982
Prepaid expenses	117,727	117,727	-
Other current assets	5,200	5,200	-

Total assets	$1,157,410	$1,157,410	$882,244

Liabilities and members' equity

Current liabilities:
Accounts payable and accrued expenses	$435,216	$435,216	$502,445
Deferred income tax liability, pro forma	-	147,000	-
Customer prepayments	-	-	40,000
Total current liabilities	435,216	582,216	542,445

Members' equity (stockholders' equity, pro forma)

Preferred stock, authorized 50,000,000 shares, $0.001 par value, no shares issued and outstanding, pro forma	-	-	-
Class A common stock, authorized 250,000,000 shares, $0.001 par value, 3,328,767 shares issued and outstanding, pro forma	-	3,329	-
Class B common stock, authorized 9,000,000 shares, $0.001 par value, 9,000,000 shares issued and outstanding, pro forma	-	9,000	-
Additional paid in capital, pro forma	-	562,865	-
Members' equity	722,194	-	339,799

Total members' equity (stockholders' equity, pro forma)	722,194	575,194	339,799

Total liabilities and members' equity	$1,157,410	$1,157,410	$882,244

The accompanying notes are an integral part of these financial statements.

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SOCIAL REALITY, LLC

INCOME STATEMENTS

YEARS ENDED DECEMBER 31, 2011 AND 2010

	Years Ended December 31,
	2011	2010

Revenues	$1,802,963	$977,318
Cost of revenue	856,519	299,860

Gross profit	946,444	677,458

Operating expense	939,727	315,659

Income from operations	6,717	361,799

Provision for income taxes	-	-

Net income	$6,717	$361,799

Unaudited pro forma information:

Net income (per above)	$6,717	$361,799

Unaudited pro forma provision for income taxes	1,512	140,306

Unaudited pro forma net income	$5,205	$221,493

Unaudited pro forma earnings per share information:

Net income per share (basic and diluted)	$0.00	$0.02

Unaudited pro forma weighted average shares outstanding	12,328,767	12,328,767

The accompanying notes are an integral part of these financial statements.

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SOCIAL REALITY, LLC

STATEMENTS OF MEMBERS' EQUITY

YEARS ENDED DECEMBER 31, 2011 AND 2010

	Years Ended December 31,
	2011	2010

Balance, January 1,	$339,799	$-

Net income	6,717	361,799

Sale of member interest for cash	300,000	-

Member interest issued for services	176,678	-

Expense paid by members	9,000	8,000

Distributions	(110,000)	(30,000)

Balance, December 31,	$722,194	$339,799

The accompanying notes are an integral part of these financial statements.

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SOCIAL REALITY, LLC

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2011 AND 2010

	Years Ended December 31,
	2011	2010

Cash flows from operating activities:
Net income	$6,717	$361,799
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of stock based prepaid fees	58,951
Rent expense contibution by members	9,000	8,000
Changes in operating assets and liabilities:
Accounts receivable	58,163	(870,982)
Prepaid expenses
Other current assets	(5,200)
Accounts payable and accrued expenses	(67,229)	502,445
Customer prepayments	(40,000)	40,000

Cash provided by operating activities	20,402	41,262

Cash flows from financing activities:
Sale of member interest	300,000	-
Distributions to members	(110,000)	(30,000)

Cash provided by (used in) by financing activities	190,000	(30,000)

Net increase in cash	210,402	11,262
Cash, beginning of period	11,262	-
Cash, end of period	$221,664	$11,262

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

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SOCIAL REALITY, LLC
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2010

Note 1 - Organization and Summary of Significant Accounting Policies

Organization and Basis of Presentation

Social Reality, LLC ("Social Reality", “we”, “us” or "the Company") is a California limited liability company, formed on August 14, 2009, which began business in May of 2010. Social Reality is primarily an approved and accredited Facebook advertising network and application (“app”) development company. We sell targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies across large Facebook apps and large websites, generating qualified Facebook likes and quantifiable engagement for our clients, driving online sales and increased brand equity. A primary focus of the company has been to generate these activities with cause specific campaigns. We also create custom applications for large brands that leverage traffic on our partner sites to seed the applications to help them go viral.

We derive our revenue from the sales of media on our partner websites and of our own products and from building custom applications for our partners. We offer our customers a number of pricing options including cost-per-thousand-impression ("CPM"), whereby our customers pay based on the number of times the target audience is exposed to the advertisement and cost-per-click ("CPE"), whereby payment is triggered only when an individual takes a specific activity.

We are headquartered in Beverly Hills, California.

Basis of Presentation and Use of Estimates

Accounting principles generally accepted in the United States ("GAAP") require management of the Company to make estimates and assumptions in the preparation of these consolidated financial statements that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

The most significant area that requires management judgment and which is susceptible to possible change in the near term include the Company's revenue recognition policies, discussed elsewhere in these financial statements.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable.

Revenues from certain sales of targeted and measurable online advertising campaigns and programs to brand advertisers and advertising agencies are recognized on a net basis, provided that no Company obligations remain. The payments to the websites on which the advertising is placed for these specific transactions are based on cash actually collected from the advertisers and agencies, rather than the actual fees billed to the advertisers and agencies. The Company bears no risk of loss in these transactions. Revenue from sales of targeted and measurable online advertising campaigns and programs for which we bear risk of loss and from sponsored and custom campaigns is recognized on a gross basis in the period that no significant Company obligations remain, collection of the resulting receivable is reasonably assured, and the fees are fixed or determinable. Expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue.

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Cost of Revenue

Cost of revenue consists of certain labor costs, payments to website publishers and others that are directly related to a revenue-generating event and project and application design costs. The Company becomes obligated to make payments related to website publishers in the period the advertising impressions, click-throughs, actions or lead-based information are delivered or occur. Such expenses are classified as cost of revenue in the corresponding period in which the revenue is recognized in the accompanying income statement.

Accounts Receivable

Credit is extended to customers based on an evaluation of their financial condition and other factors. Management periodically assesses the Company’s accounts receivable and, if necessary, establishes an allowance for estimated uncollectible amounts. Accounts determined to be uncollectible are charged to operations when that determination is made. No allowance was recorded as of December 31, 2011or 2010. The Company usually does not require collateral.

Concentration of Credit Risk, Significant Customers and Supplier Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited in the United States. The balances in the United States held at any one financial institution are generally in excess of Federal Deposit Insurance Corporation ("FDIC") insurance limits.

At December 31, 2011 and 2010, three and two customers, respectively, accounted for more than 10% of the accounts receivable balance (for a total of 63% and 67%, respectively). For the year ended December 31, 2011 three customers accounted for 43% of total revenue. For the year ended December 31, 2010, one customer accounted for 44% of total revenue.

Fair Value of Financial Instruments

The Company's financial instruments, including cash and cash equivalents, net accounts receivable, accounts payable and accrued expenses, are carried at historical cost. At December 31, 2011 and 2010 the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Income Taxes

Social Reality is a limited liability company. As a result, the Company’s income for federal and state income tax purposes is reportable, on a cash basis, on the tax returns of the individual partners. Accordingly, no recognition has been made for federal or state income taxes in the accompanying financial statements of the Company.

Unaudited Pro Forma Information

As discussed in note 3 to the financial statements, the Company converted to a Delaware corporation named Social Reality, Inc. effective January 1, 2012.

The accompanying financial statements include supplemental unaudited pro forma information as if the Company converted to a Delaware corporation at the beginning of each of the periods presented for statement of operations purposes and as of December 31, 2011 for balance sheet purposes. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances; however, actual amounts could differ. The unaudited pro forma information is not necessarily indicative of the operating results or financial position that would have been achieved had the conversion to a Delaware corporation been consummated as of the dates indicated or of the results that may be obtained in the future.

The unaudited pro forma balance sheet as of December 31, 2011 presented reflects the issuance of 3,328,767 Class A common shares and 9,000,000 Class B common shares in exchange for 100% of the Company’s membership interest.

The unaudited pro forma income tax information and earnings per share for the years ended December 31, 2011 and 2010 presented in the income statement reflects federal income taxes calculated at statutory rates as if the Company was a taxable entity and the number of shares the members are to receive in Social Reality, Inc. in exchange for their membership interests.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

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Note 2 - Related Party Transactions

During 2011 and 2010 (through September 2011), the members of Social Reality conducted the Company’s operations from their personal residences. We have ascribed a value of $9,000 and $5,000, respectively, to rent expense for the use of these premises for 2011 and 2010, with a corresponding credit to members’ equity.

Note 3 – Members’ Equity

On July 1, 2011, the Company sold a 5.66% non-voting, non-participating member interest to a third party for $100,000 cash.

On June 27, 2011, we issued a 3.34% non-voting, non-participating member interest as payment for legal services to be rendered. The interest has been valued at $59,010, based on the value of the sale to the third party for cash described above. The value of the services will be charged to expense over the estimated service period, July 1, 2011 to March 31, 2012. As of December 31, 2011, we have charged $39,340 to expense and the balance of $19,670 is recorded as prepaid expense.

On June 27, 2011, we issued a 6.66% non-voting, non-participating member interest as payment for consulting services to be rendered. The interest has been valued at $117,668, based on the value of the sale to the third party for cash described above. The value of the services will be charged to expense over the service period, July 1, 2011 to June 30, 2014. As of December 31, 2011, we have charged $19,611 to expense and the balance of $98,057 is recorded as prepaid expense.

During the fourth quarter of 2011, the Company received proceeds from the sale of an additional 11.32% non-voting, non-participating member interest to the third party mentioned above in the amount of $200,000.

During 2011 and 2010, we made distributions to members of $110,000 and $30,000, respectively.

Note 3 – Subsequent Events

In accordance with FASB ASC 855 “Subsequent Events”, the Company has evaluated subsequent events through the date of the issuance April 11, 2012.

The Company converted to a Delaware corporation named Social Reality, Inc. effective January 1, 2012. Effective January 1, 2012, Social Reality, Inc. issued 3,328,767 Class A common shares and 9,000,000 Class B common shares in exchange for 100% of the Company’s membership interest. The Class A common shares were issued to holders of our non-voting, non-participating membership interest and the Class B common shares were issued to our general membership interest holders who are also our founders.

Effective January 1, 2012, Social Reality, Inc. the Company entered into two employment agreements with the Chief Executive Officer and Chief Marketing Officer. Both employment agreements have a four year term with defined severance and change of control provisions.

On January 20, 2012, Social Reality, Inc. completed the offering of 447,107 of its Class A common shares at a price per share of $0.8111, for proceeds of approximately $362,642.

On March 12, 2012 we granted an aggregate of 155,000 restricted class A common shares to a number of our employees, as partial compensation for services rendered. The grants are were made pursuant to our 2012 Equity Compensation Plan (“Plan”), vest 1/3 per year over a period of three years with any unvested shares subject to forfeiture upon employees termination as a Service Provider, as that term is defined under the Plan.

On March 12, 2012, pursuant to the terms of our non-executive director compensation plan, we granted Marc Savis an option to purchase 15,000 shares of our class A common stock. The option was grant pursuant to our 2012 Equity Compensation Plan, has an exercise price of $0.8111 per share, is fully vested and has a term of five years.

42

649,036

Shares of Common Stock

Prospectus

April [*], 2012

43

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All expenses incurred will be paid by the Company.  All of the amounts shown are estimates except the Securities and Exchange Commission, or SEC, registration fees.

To be Paid by the Registrant
SEC registration fees	$135
Legal fees and expenses	$50,000
Accounting fees and expenses	$10,000
Printing and engraving expenses	$5,000
Transfer agent’s fees	$2,000
Miscellaneous fees and expenses	$5,000
Total	$72,135

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, or DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as director.

Our bylaws provide that we shall, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was our director or officer or is or was serving at our request as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, against all expenses, liability or loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding. Our bylaws also provide that we may enter into one or more agreements with any director, officer, employee or agent of ours, or any person serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, that provides for indemnification rights equivalent to or, if our board of directors so determines, greater than, those provided for in such bylaws.

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We maintain a liability insurance policy for our directors and officers, subject to certain exclusions.

Item 15. Recent Sales of Unregistered Securities.

The following information is given with regard to unregistered securities sold during the preceding three years including the dates and amounts of securities sold, the persons or class of persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.  The descriptions contained below are a summary and qualified by the agreements, if applicable, included as Exhibits to this Registration Statement. The following securities were issued in private offerings pursuant to the exemption from registration contained in Section 4(2) of the Securities Act and the rules promulgated thereunder:

•	In May of 2010, we issued our founders 100% of the membership interest in our predecessor company, Social Reality, LLC.

•	On June 27 2011, as compensation for services rendered, we issued an aggregate of ten percent non-voting, non-participating membership interest in our predecessor company, Social Reality, LLC, to legal and business service providers and consultants. The membership interest issued to consultants was none voting and non-participating.

•	On July 1, 2011, the Company sold a 5.66% non-voting, non-participating member interest to the Moises Investment Group for $100,000 cash.

•	On each of August 1 and September 1, 2011, the Company sold a 5.66% non-voting, non-participating member interest to the Moises Investment Group for $100,000 in cash. The transactions resulted in the Company issuing an aggregate of 11.32% additional non-voting membership interest to the Moises Investment Group for a total of $200,000 in cash.

•	Effective January 1, 2012, we issued 3,328,767 Class A common shares and 9,000,000 Class B common shares in exchange for 100% of the of the membership interest of our predecessor company, Social Reality, LLC. The Class A common shares were issued to holders of our non-voting, non-participating membership interest and the Class B common shares were issued to our general membership interest holders who are also our founders.

•	On January 20, 2012, we completed the offering of approximately $362,642 of our Class A common shares at a price per share of $0.8111. As a result of the offering, we issued approximately 447,107 Class A common shares.

•	On March 12, 2012 we granted an aggregate of 155,000 restricted class A common shares to a number of our employees, as partial compensation for the services rendered. The grants are were made pursuant to our 2012 Equity Compensation Plan (“Plan”), vest 1/3 per year over a period of three years with any unvested shares subject to forfeiture upon employees termination as a Service Provider, as that term is defined under the Plan.

•	On March 12, 2012, pursuant to the terms of our non-executive director compensation plan, we granted Marc Savis an option to purchase 15,000 shares of our class A common stock. The option was grant pursuant to our 2012 Equity Compensation Plan, has an exercise price of $0.8111 per share, is fully vested and has a term of five years.

Item 16. Exhibits.

See Exhibit Index beginning on page 50 of this registration statement.

Item 17. Undertakings.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum Caggregate offering price set forth in the Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beverly Hills, State of California, on April 25, 2012.

SOCIAL REALITY, INC.

By:

/S/ CHRISTOPHER MIGLINO

Christopher Miglino
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher Miglino and Erin Ruggiero, and each of them acting alone, with full power of substitution and resubstitution and full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and all documents in connection therewith (including all post-effective amendments and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act), with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHRISTOPHER MIGLINO	Chief Executive Officer, President and Director	April 25, 2012
Christopher Miglino	(Principal Executive Officer)

/S/ CHRISTOPHER MIGLINO	Chief Financial Officer	April 25, 2012
Christopher Miglino	(Principal Financial and Accounting Officer)

/S/ ERIN DERUGGIERO	Director	April 25, 2012
Erin DeRuggiero

/S/ MARC SAVAS	Director	April 25, 2012
Marc Savas

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INDEX TO EXHIBITS

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date
3.01	Certificate of Incorporation		S-1	3.01	333-179151	1/24/12

3.02	Certificate of Correction		S-1	3.02	333-179151	1/24/12

3.03	Bylaws		S-1	3.03	333-179151	1/24/12

4.01	Specimen of Class A Common Stock certificate		S-1	4.01	333-179151	1/24/12

4.02**	2012 Equity Compensation Plan adopted on January 1, 2012		S-1	4.02	333-179151	1/24/12

4.03**	Form of 2012 Equity Compensation Plan Option Grant		S-1	4.03	333-179151	1/24/12

4.04**	Form of 2012 Equity Compensation Plan Restricted Stock Unit Grant (RSU)		S-1	4.04	333-179151	1/24/12

4.05**	Form of 2012 Equity Compensation Plan Restricted Stock Award (RSA)		S-1	4.05	333-179151	1/24/12

5.01	Opinion of Silvestre Law Group, P.C.	*

10.01**	Christopher Miglino Employment Agreement		S-1	10.01	333-179151	1/24/12

10.02**	Erin DeRuggiero Employment Agreement		S-1	10.02	333-179151	1/24/12

10.03**	Form of Proprietary Information, Inventions, And Confidentiality Agreement		S-1	10.03	333-179151	1/24/12

10.04**	Form of Indemnification Agreement		S-1	10.04	333-179151	1/24/12

10.05	Facebook’s Standard Platform Terms for Advertising Providers		S-1	10.05	333-179151	4/11/12

23.01	Consent of RBSM LLP	*

23.02	Consent of Silvestre Law Group, P.C. (contained in opinion filed as Exhibit 5.01 to this registration statement)	*

24.01	Power of Attorney - Included on the signature page	*

**Management contracts or compensation plans or arrangements in which directors or executive officers are eligible to participate.

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